TRIBUNE TO INVEST IN SOFTKEY INTL., MERGE COMPTON'S

CHICAGO, Thur., Nov. 30, 1995 -- Tribune Company has agreed to become a strategic investment partner with SoftKey International Inc., a leading multimedia software manufacturer and distributor. Tribune also will merge Compton's, a Tribune information software company, into SoftKey.

Tribune will receive securities valued at approximately $106.5 million in the Compton's stock-for-stock transaction. SoftKey also has agreed to assume up to $17 million of intercompany debt. The final number of SoftKey common shares to be issued will be determined based on the volume-weighted average price for a 10-day period prior to closing.

Tribune also has agreed to invest $150 million in SoftKey in the event SoftKey acquires a majority of the common stock of The Learning Company. Tribune's investment would be in the form of $150 million principal amount of 5 1/2 percent senior convertible/ exchangeable notes due in 2000. The notes would be convertible into SoftKey common stock at a conversion price of $53 a share. Tribune would become SoftKey's largest shareholder, initially owning about 8 percent of company, or 13 percent on a fully diluted basis, assuming completion of the MECC transaction described below.

SoftKey recently announced it intends to acquire the Minnesota Educational Computing Corporation (MECC), a leading education software manufacturer and distributor. The combination of SoftKey, MECC, The Learning Company and Compton's would result in one of the largest companies in the interactive CD-ROM industry.

"This is an extraordinary opportunity to extend Tribune's strategies of aggressive growth in supplemental education and new media," Robert D. Bosau, Tribune New Media/Education executive vice president, said. "Our aim is to provide teachers and parents with high-quality materials that help students learn in new ways. Tribune's investment would allow greater access for Tribune products to the school and consumer multimedia markets nationally and internationally."


"The addition of Compton's brings more of the high quality content SoftKey needs as we build our brand," Michael Perik, SoftKey chairman/CEO, said. "The combined mass of the new SoftKey will bring us real advantages with retail shelf space and in economies of scale. In the rapidly consolidating CD-ROM industry, bigger is more than better, it's necessary."

SoftKey International Inc. is ranked as one of the world's largest consumer software publishers in The 1995 Soft-letter 100. SoftKey develops, publishes and markets over 300 consumer software titles targeted at the home user in the edutainment, lifestyle and productivity categories. SoftKey's product offerings include popular titles such as Calendar Creator(, BodyWorks 4.0(, The American Heritage( Talking Dictionary, Sports Illustrated( Swimsuit Calendar, MPC Wizard(, KeyCAD( Complete, Mosby's Medical Encyclopedia(, Time Almanac and the Platinum CD-ROM( jewel case, KeyKids( and CD-ROM Power Pack( lines. SoftKey products are sold in more than 19,000 stores in over 40 countries in the retail, direct mail and OEM sales channels.

MECC titles include "The Oregon Trail" and "Word Munchers." The Learning Company's acclaimed "Reader Rabbit" has led to other titles in the "Rabbit Family" series, including "Math Rabbit." Compton's is best known for the "Compton's Interactive Encyclopedia."

Tribune is a leading information and entertainment company. Tribune publishes four daily newspapers, operates eight television and five radio stations, produces and syndicates information and programming, publishes books and information in print and multimedia formats, and has an ownership interest in one of Canada's largest newsprint manufacturers.


MEDIA CONTACT:                                    INVESTOR CONTACT:
Robert D. Carr                                    Ruthellyn Musil
312/222-3763 (Office)                             312/222-3787 (Office)
708/545-0746 (Home)       FAX 312/222-1573        708/559-0852 (Home)
BCarr@tribune.com (Internet)                      Rmusil@tribune.com (Internet)



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